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                                                                        Ex.23.01


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-2 of our report dated December 28, 2000, except for the last paragraph of Note 11 as to which the date is April 30, 2001, relating to the consolidated financial statements, which appears in Metropolitan Mortgage & Securities Co., Inc.'s Annual Report on Form 10-K/A for the year ended September 30, 2000. We also consent to the incorporation by reference of our report dated December 28, 2000 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in this Registration Statement.


                                        /s/ PricewaterhouseCoopers LLP

Spokane, Washington
May 9, 2001